Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 dated November 4, 2014) pertaining to the Long Term Incentive Plan of Sunstone Hotel Investors of our reports dated February 25, 2014, with respect to the consolidated financial statements and schedules of Sunstone Hotel Investors, Inc. and the effectiveness of internal control over financial reporting of Sunstone Hotel Investors, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Irvine, California

November 4, 2014